Exhibit 15.2

April 3, 2020

GSX Techedu Inc. (the “Company”)

Tower C, Beyondsoft Building

7 East Zone, 10 Xibeiwang East Road

Haidian District, Beijing 100193

People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use and reference to our name and our opinions and views under the captions “Item 3. Key Information—D. Risk Factors,” “Item 4. Information on the Company—B. Business Overview—Government Regulations,” “Item 4. Information on the Company— C. Organizational Structure —Contractual Arrangements with Our VIE and Its Shareholders,” “Item 5. Operating and Financial Review and Prospects—A. Operating Results—Critical Accounting Policies, Judgement and Estimates” and “Item 10. Additional Information—E. Taxation” in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2019 (the “Annual Report”), and further consent to the incorporation by reference of the summary of our opinions in the Annual Report into the Company’s registration statement on Form S-8 (File No. 333-235314) that was filed on December 2, 2019, pertaining to the Company’s Share Incentive Plan.

We further consent to the filing of this letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Tian Yuan Law Firm

Tian Yuan Law Firm